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                                                            EXHIBIT 5.1


                  [LETTERHEAD OF WILSON SONSINI GOODRICH & ROSATI]

                                  January 12, 1999


International Network Services
1213 Innsbruck Drive
Sunnyvale, California 94089

     RE:  REGISTRATION STATEMENT ON FORM S-8

Ladies and Gentlemen:

     We have examined the Registration Statement on Form S-8 to be filed by you with the Securities and Exchange Commission on or about December 30, 1998 (the "Registration Statement"), in connection with the registration under the Securities Act of 1933, as amended, of an aggregate of 5,458,381 shares of Common Stock of International Network Services, $.001 par value (the "Shares"), reserved for issuance pursuant to the International Network Services' Employee Stock Purchase Plan, the 1998 Director Option Plan and the 1998 Nonstatutory Stock Plan (together, the "Plans"). As your legal counsel, we have examined the proceedings taken and are familiar with the proceedings proposed to be taken by you in connection with the sale and issuance of the Shares under the Plans.

     It is our opinion that the Shares will be, when issued and sold in the manner referred to in the Plans, legally and validly issued, fully paid and nonassessable.

     We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement and any subsequent amendment thereto.

                                        Very truly yours,


                                        /s/ WILSON SONSINI GOODRICH & ROSATI
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                                        WILSON SONSINI GOODRICH & ROSATI
                                        Professional Corporation